Exhibit 99.1

ACHILLION REPORTS FIRST QUARTER FINANCIAL RESULTS

NEW HAVEN, Conn. (May 10, 2010) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three months ended March 31, 2010. For the first quarter of 2010, the Company reported a net loss of $5.6 million or $0.16 per share, compared with a net loss of $6.7 million or $0.25 per share for the first quarter of 2009. Cash, cash equivalents and marketable securities as of March 31, 2010 were $25.0 million, up $15.3 million compared with December 31, 2009.

“The early part of this year has been important for Achillion. The feedback we received from clinicians and other knowledgeable reviewers of our clinical data with ACH-1625 at the recent European Association for the Study of the Liver (EASL) International Liver Congress in Vienna was exceptionally positive,” said Michael D. Kishbauch, President and Chief Executive Officer of Achillion. “Our data demonstrated that the compound has strong potency, good safety and a sustained viral suppression effect. We look forward to announcing shortly additional data from our latest dosing cohorts of ACH-1625. We are also pleased to have strengthened our balance sheet in the first quarter through an underwritten public offering that provided cash resources to advance ACH-1625 and the other HCV candidates in our pipeline.”

First Quarter Results

For the first quarter of 2010, the Company reported a net loss of $5.6 million or $0.16 per share, compared with a net loss of $6.7 million or $0.25 per share for the first quarter of 2009. Cash, cash equivalents and marketable securities as of March 31, 2010 were $25.0 million, up $15.3 million compared with December 31, 2009.

Revenue for the three months ended March 31, 2010 was $74,000, compared with negative revenue of $293,000 for the three months ended March 31, 2009. The negative revenue in the previous year reflected an excess of amounts billed by Gilead Sciences to Achillion under a collaboration agreement between the two companies, compared to amounts billed by Achillion to Gilead.

Research and development expenses were $4.0 million in the first quarter of 2010, compared with $4.7 million for the same period of 2009. Research and development expenses were primarily related to costs incurred from clinical trials with the Company’s HCV protease inhibitor, ACH-1625, which is completing a phase 1b trial, and late-stage preclinical assessments of the Company’s two additional HCV compounds, ACH-1095 and ACH-2684.

For the three months ended March 31, 2010, general and administrative expenses totaled $1.7 million, increased slightly from $1.6 million for the same period in 2009.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The Company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the Company’s web site at www.achillion.com or call Achillion at (203) 624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of ACH-1625, which may not be duplicated in future cohorts at different doses or in future clinical studies of longer duration; and Achillion’s expectations regarding the timing and duration of other clinical trials, including additional dosing cohorts. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact:	Investors:

Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenue	$74	$(293)

Operating expenses:
Research and development	3,960	4,737
General and administrative	1,667	1,603
Total operating expenses	5,627	6,340

Loss from operations	(5,553)	(6,633)

Other income (expense):
Interest income	10	92
Interest expense	(94)	(183)

Net loss	$(5,637)	$(6,724)

Net loss per share - basic and diluted	$(0.16)	$(0.25)

Weighted average shares outstanding - basic and diluted	35,576	26,399

Balance Sheets

(Unaudited, in thousands)

	March 31, 2010	December 31, 2009
Cash and cash equivalents and marketable securities	$25,023	$9,712
Working capital	20,067	2,803
Total assets	27,023	11,670
Long-term liabilities	2,489	2,906
Total liabilities	8,546	10,648
Total stockholders’ (deficit) equity	18,477	1,022